EX.-10(a)(1)

                             BAILLIE GIFFORD FUNDS

                                 NOVEMBER, 2003

                     CODE OF ETHICS PURSUANT TO SECTION 406
                       OF THE SARBANES-OXLEY ACT OF 2002
             FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I.       COVERED OFFICERS/PURPOSE OF THE CODE

     This Code of Ethics (this "Code") pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 has been adopted by Baillie Gifford Funds (the "Fund") and applies to the Fund's Principal Executive Officer and Principal Financial Officer (the "Covered Officers," as set forth in EXHIBIT A) for the Purpose of promoting:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fail, accurate, timely, and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Fund;

     o compliance with applicable laws and governmental rules and regulations;

     o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

     o    accountability for adherence to the Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

     OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Fund. For example, a conflict of interest would arise is a Covered Officer, or a member of the Covered Officer's family, receives improper personal benefits as a result of the Covered Officer's position with the Fund.

     Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (including the regulations

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thereunder, the "1940 Act") and the Investment Advisers Act of 1940 (including the regulations thereunder, the "Investment Advisers Act"). For example, Covered Officers may not engage in certain transactions (such as the purchase or sale of portfolio securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of the Fund and its investment adviser, Baillie Gifford Overseas Limited (`BGO"), are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside the parameters of this Code. See also Section V. of this Code.

     Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Fund and BGO of which the Covered Officers are also officers and employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether for the Fund or for BGO, or for both) be involved in establishing policies and implementing decisions that will have different effects on BGO and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationships between the Fund and BGO and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, other applicable laws and the Fund's organizational documents, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund's Board of Trustees (the "Board") that the Covered Officers may also be directors, officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest.

     Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

     Each Covered Officer must not:

     o use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

     o cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; or

     o retaliate against any other Covered Officer or any employee of the Fund, BGO or its affiliates for reports of potential violations that are made in good faith.


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     There are some conflict of interest situations that should always be approved by the Compliance Officer of BGO, (the "Compliance Officer" who is also the Secretary of the Fund). These conflict of interest situations are listed below:

     o service on the board of directors or governing board of a publicly traded entity;

     o the receipt of any non-nominal gifts valued in excess of (pound)50 from persons or entities who have or are seeking business relationships with the Fund;

     o the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

     o any ownership interest in, or any consulting or employment relationship with, any entities doing business with the Fund, other than BGO or its affiliates. This restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Person's ownership does not exceed more than 2% of the outstanding securities of the relevant class.

     o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than in interest arising from the Covered Officer's employment with BGO or its affiliates. This restriction shall not apply to or otherwise limit (i) the ownership of publicly traded securities so long as the Covered Person's ownership does not exceed 2% of the particular class of security outstanding or (ii) the receipt by BGO or an affiliate of research or other benefits in exchange for "soft dollars."

III. Disclosure and Compliance

     o Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Fund;

     o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Board and auditors, and to governmental regulators and self-regulatory organizations;

     o each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund or BGO or with counsel to the Fund with the goal or promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC (which for the sake of clarity, does not include any sales

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          literature, omitting prospectuses or "tombstone" advertising prepared by the Fund's principal underwriter, (if any) and in other public communications made by the Fund; and

     o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. REPORTING AND ACCOUNTABILITY

Each Covered Officer must:

     o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing tot he Fund that he or she has received, read, and understands the Code;

     o annually thereafter affirm to the Fund that he or she has complied with the requirements of the Code;

     o provide full and fair responses to all questions asked in any periodic Director and/or Officer Questionnaire as well as with respect to any supplemental request for information; and

     o notify the Compliance Officer promptly if he or she knows of any material violation of this Code. Failure to do so is itself a violation of this Code.

     The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Requests for waivers from the Code shall be submitted in writing to the Code Officer.

     The President of the Fund shall be authorized to grant waivers, as he or she deems appropriate; in the case of requests by the President, the Independent Trustees of the Fund shall be so authorized. Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

The Fund will follow these procedures in investigating and enforcing this Code.

     o the Compliance Officer will take all appropriate action to investigate any potential material violations reported to him or her, which may include the use of internal or external counsel, accountants or other personnel;

     o if, after such investigation, the Compliance Officer believes that no material violation has occurred, the Compliance Officer is not required to take any further action;

     o any matter that the Compliance Officer believes is a material violation will be reported to the Independent Trustees;

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     0    if the Independent Trustees concur that a material violation has occurred, they will inform and make a recommendation to the full Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of BGO or its board; or a recommendation to dismiss the Covered Officer.

V. OTHER POLICIES AND PROCEDURES

     This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies and procedures of the Fund or BGO govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. The codes of ethics under Rule 17j-1 under the 1940 Act of the Fund and BGO and BGO's more detailed compliance policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. AMENDMENTS

     Any amendments to this Code, other than amendments to EXHIBIT A, must be approved or ratified by a majority vote of the Board.

VII. CONFIDENTIALITY

     All reports and record prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone except as authorized by the Board.

VIII. INTERNAL USE

     The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or or behalf of the Fund, as to any fact, circumstance, or legal conclusion.


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                                                                       EXHIBIT A

PERSONS COVERED BY THIS CODE OF ETHICS
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FUND                   PRINCIPAL EXECUTIVE                 PRINCIPAL FINANCIAL
                             OFFICER                             OFFICER
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Baillie                R. Robin Menzies                    Dickson Jackson
Gifford Funds
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